Exhibit 99.1
I-Sector Announces New Senior Credit Facility
HOUSTON—(BUSINESS WIRE)—Dec. 28, 2005—I-Sector Corporation (AMEX: ISR — News; “I-Sector” or the “Company”) today announced that it has entered into a new $40 million senior credit facility with Castle Pines Capital LLC (CPC) to provide for inventory financing and fund working capital requirements.
Commenting on the new credit facility, Brian Fontana, I-Sector’s Chief Financial Officer stated, “We are pleased to enter into a new senior credit relationship with Castle Pines Capital. This new credit facility represents an increase in credit capacity, which will support our continued growth and liquidity needs.”
“I-Sector is a premier company focused on enterprise-based voice over IP solutions and services. We are pleased to add I-Sector as a new key customer of Castle Pines Capital and provide them with the additional credit capacity to grow their business,” states John Schmidt, CPC’s Managing Partner.
SAFE HARBOR STATEMENT:
The statements contained in this document that are not statements of historical fact ,including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors, including:
The Company’s ability to finance expected levels of revenue.

The Company’s ability to continue to increase credit capacity.

Other risks and uncertainties set forth from time to time in the Company’s public statements and it’s most recent Annual Report filed with the SEC on Form 10-K/A for the year 2004.
Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.
ABOUT I-SECTOR CORPORATION:
I-Sector Corporation, headquartered in Houston, Texas (AMEX: ISR — News), is engaged in the area of providing information and communications technology, with a particular focus on Cisco-centric IP Communications solutions. Additional information about I-Sector is available on the Internet at www.I-Sector.com.
ABOUT CPC
Castle Pines Capital LLC is a privately held channel finance company headquartered in Englewood, Colorado. With over 100 years of collective domain experience in network technology and finance industries, CPC provides channel financing solutions to technology resellers and distributors.
Contact:
I-Sector Corporation
Brian Fontana, 713-795-2000
or
PR Financial Marketing LLC
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com